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IMPORTANT INFORMATION:

Mac-Gray Corporation and its directors, director nominees, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray Corporation in connection with the Company’s 2009 Annual Meeting of Stockholders. Stockholders may obtain information regarding the interests of such individuals in the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2008 relating to the Company’s 2008 Annual Meeting of Stockholders. To the extent the holdings of Mac-Gray Corporation securities by any such individuals have changed since the information set forth in that proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Any updated information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Mac-Gray Corporation in connection with the Company’s 2009 Annual Meeting of Stockholders.

In addition, Mac-Gray Corporation files annual, quarterly and current reports with the SEC. The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Mac-Gray Corporation at www.macgray.com. Stockholders of Mac-Gray Corporation are advised to read carefully any proxy statement filed in connection with the Company’s 2009 Annual Meeting of Stockholders when it becomes available before making any voting or investment decision because it will contain important information, and such proxy statement will be mailed to stockholders along with a white proxy card.  The Company’s proxy statement will also be available for free by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451. In addition, copies of the proxy materials may be requested from our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

CORPORATE PARTICIPANTS:

Stewart G. MacDonald, Jr.

Mac-Gray Corporation — Chairman and Chief Executive Officer

Michael J. Shea

Mac-Gray Corporation — Executive Vice President and Chief Financial Officer

FOURTH QUARTER 2008 CONFERENCE CALL TRANSCRIPT:

Operator:

Greetings.  Good day and welcome to Mac-Gray Corporation’s fourth-quarter 2008 conference call.  Today’s call is being recorded and webcast.  With us today are Chairman and Chief Executive Officer Stewart MacDonald, and Chief Financial Officer Michael Shea.  At this time I would like to turn the call over to Mr. Shea.  Please go ahead, sir.

Mike Shea:
Thanks Chris.  Thank you very much, and good morning everyone.  Thanks for joining us on today’s call.  Before we begin, please note that the various remarks we may make on this call about the company’s future expectations, plans and prospects constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various factors including those discussed in our annual and quarterly reports on file with the SEC.

I would like to remind you that we will be discussing non-GAAP financial measures during our call this morning, including:

•                  net income as adjusted,

•                  net income per share as adjusted,

•                  EBITDA and

•                  EBITDA, as adjusted.

Please see the tables that follow our consolidated statements of operations in today’s press release for a reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income.  A copy of the press release has been submitted as an exhibit to Form 8-K we filed with the SEC and is posted on the investor relations portion of our website at www.macgray.com.

With that, let me turn the call to Stewart for an overview.

Stewart MacDonald:

Thanks Mike.  And thank you everyone for joining us today.  I apologize for having a head cold, a souvenir from last week’s blizzard in the Northeast.

Q4 was a very good quarter for Mac-Gray, particularly in light of the economic environment.  Our laundry facilities business continued to demonstrate its overall resiliency in the quarter, showing organic growth of 1.3%.  The ALC assets we acquired in April also performed on plan and provided us with valuable operating density in four key markets.  Our Product Sales group just completed its second consecutive year of record revenue with growth in Q4 from both MicroFridge and commercial laundry equipment sales.  And finally, we reduced our funded debt in Q4 by $13.6 million as a result of our management of capital expenditures and continued strong cash flow generation.

Let me touch on that last highlight first because I think it’s one of the key takeaways from this quarter.  With all the challenges we are facing due to the ongoing economic turmoil, our business model is such that we continue to be a strong cash generator.  In just nine months since we acquired ALC, we have now paid down approximately $29 million in long-term debt, which is equal to 25% of the entire purchase price of ALC.  This rapid pay down also enabled us to cancel our $15 million unsecured credit facility ahead of schedule, which will further lower our interest expense in 2009.  Our ability to pay down more than $13 million of debt in Q4 and $29 million since April speaks to how well each of our businesses performed, the economies of scale we have gained from ALC, and how tightly we manage both our overall operations and capital spending.

Mike will provide you with more detail but a quick financial snapshot of the fourth quarter shows that revenue grew by 21% with the bulk of that growth coming from our facilities management business.  EBITDA, as adjusted for the effect of derivatives, also grew just over 20% from Q4 of 2007.  In terms of our bottom-line, we produced a nominal profit in the quarter, which equated to adjusted earnings of $0.01 per diluted share.

For the year, our revenue rose by approximately 23% to a record $364 million.  EBITDA, as adjusted and shown in Table 2 of today’s press release, rose more than that, by nearly 25%, to $73 million, and our net income, on an adjusted basis, was $1.9 million, or 14 cents per diluted share.

Turning to the performance of our segments.  In Q4, our laundry facilities business grew almost entirely due to the contribution of the assets we acquired in April.  Those acquired assets provided us with significant density in four of our large markets, as well as some smaller ones.  As we’ve discussed on prior calls, because our operating costs, such as collections and service personnel, are more fixed than variable in this industry, it is advantageous to maximize your density in the markets you compete in.  The ALC acquisition provided us with the opportunity to do just that.  More than 80% of its footprint overlapped with our existing assets.  We continue to believe that these assets represent a great opportunity for us to build long-term value for our business and our shareholders.

In the near-term, we are pleased to report that we have exceeded our goal for annual expense synergy from the acquired ALC assets.  We had originally targeted taking $4 million in costs out of the business through facility closures, headcount reductions and other cost elimination initiatives.  Based on the excellent fit with our pre-existing operational footprint and the quality of the sales and operations personnel we retained, we believe we will be able to realize synergies totaling more than $5 million annually.  The final phase of our integration will be renegotiating the contract portfolio as it comes up for renewal over the next 10 years.  From what we have seen so far, the quality of the ALC portfolio is exactly what we had expected.

In looking at how our total laundry facilities management business performed in the fourth quarter, equally as important as the ALC contribution is the fact that our “same store,” or as we call it “same-location,” revenue grew slightly more than 1% compared with Q4 of  2007.  Considering the economic pressures the country is facing, the rising unemployment numbers and the effect those numbers are having on apartment vacancy rates, we were pleased that at least so far we have been able to go against the tide of the economy and produce positive growth.

That’s not to say that our usage rates and revenue weren’t affected or weren’t down in a number of markets.  They were, particularly in Phoenix, and Atlanta, which experienced year-over-year declines of 8% and 7% in same location revenue.  The good news here is that our geographic diversity once again protected us as we recorded organic growth in a majority of our markets in all parts of the country.  Those increases were enough to more than offset those markets where the issues of apartment vacancy rates are negatively affecting the usage of our equipment.

For the year, organic growth in our laundry facilities management business was 3.6%.  As we alluded to on our Q3 call, however, we estimate that the apartment vacancy issues across our various markets lowered our revenue, in aggregate, by at least $5 million in 2008, compared with 2006, before the early signs of the apartment occupancy issues were first identified. So clearly we are not completely immune to the effects of the recession although we are in a business that is inherently resistant to it.

There have been job layoffs nationwide and unemployment data eventually show up in higher apartment vacancy rates.  We monitor this on a region by region, market by market basis, and we expect that these factors will be with all of us over the next few quarters, at least.  We will continue to manage our laundry facilities management business to channel our resources, capital in particular, to the most promising markets.  We expect that as markets eventually normalize, the revenue which has been lost due to apartment vacancy increases will return to Mac-Gray with no additional cost, outside of the revenue-sharing portion of our contracts. Again, our estimate of that amount is currently a minimum of $5 million annually going forward.

Turning to our Product Sales business…we concluded our second consecutive record year with a strong Q4 performance.  For the year, product sales grew 9% to more than $57 million.  In Q4, product sales were up 11.3% year-over-year to $13.2 million.  During the quarter, MicroFridge continued its recent record of growth with healthy contributions from both the academic and government sectors.  Our commercial laundry equipment sales also generated double-digit growth in the quarter.  However, as you can see from the guidance we provided in today’s release and that Mike will cover in this call, we think it is only prudent to expect a 20 to 30% decrease in overall Product Sales in 2009 due to the ongoing recession and the difficulties that some property owners may have in getting financing for equipment purchases.

On our Q3 conference call, I also provided details about some cost control and inventory management initiatives we have underway.  While our costs are primarily fixed, there are some steps we are taking to make incremental gains.  Our fuel-saving programs are generating some success and we plan to build on those in 2009.  The computer-assisted routing of our vehicle fleet has improved our fuel efficiency.  The first hybrid vehicles we ordered during the summer are now up and running in our service and collection fleets.  While fuel costs are not the issue today that they were in the summer, when we incurred incremental fuel costs of $1.5 million, we are still considering expanding our hybrid program.  Our driver-efficiency incentive program has also proven to be effective, and will likely be expanded in 2009.

I mentioned on our last call that we began consolidating our customer call centers nationwide to a new central location here in Massachusetts.  We have now successfully made the transition of virtually all of our 28 branches, so that our service calls are now routed through our new Customer Care Center.  While still in its early stages, we believe the data we are able to aggregate will prove to be valuable for more effectively planning and managing our business going forward. This move has also been widely appreciated by those we serve.

Before handing the call over to Mike, I’d like to reiterate some of the themes we highlighted in today’s release.  We remain confident about the potential for our laundry facilities management business.  As we often remind investors, people have to clean their clothes, whether economic times are good or bad.  At the same time, we are not completely insulated from the recession as higher unemployment rates will ultimately result in higher apartment vacancies and corresponding lower usage of our equipment.  But that’s where we believe our diverse geographic footprint will come into play.  Since expanding to a 43-state footprint, we’ve shown the ability to offset apartment market fluctuations in a particular market or region by succeeding in another.  In addition, we maintain a disciplined sales approach to our business where we aim to replace any facilities contracts that we choose to not renew with new business that delivers higher margins.

Also, we still believe that the current stressed credit environment will be a deterrent to our top competitor, which is self-ownership.  These owners need to buy their own equipment and access to capital will be constrained for many of them.  We are optimistic that this situation will persuade some of them to outsource, creating opportunities for Mac-Gray.

So, to sum up, 2008 was a very strong year for this company. We’re proud of our achievements, and we end the year in good financial health.

Looking ahead, as we enter 2009, our priorities are clear:

•                  First, to keep capital expenditure to the irreducible needs required to sustain the business;

•                  Second, by continuing to tightly manage our capital we should be able to continue to reduce our funded debt, thereby lowering our debt leverage ratios and our interest expense;

•                  Third, to increase facilities management operating efficiencies through some of the programs I outlined earlier, all leading to improving EBITDA returns; and

•                  And fourth and finally, to improve the profitability of facility management accounts that come up for contract renewal.

With that, let me turn the call over to Mike for the financial review.

Mike Shea:
Thank you, Stewart.  As mentioned, total revenue for the fourth quarter of 2008 increased 21%, or $16.3 million, to $95.0 million from $78.7 million in Q4 last year.  This growth was driven primarily by the acquisition of ALC, along with the 11% increase in our Products Sales division.

Revenue from our laundry facilities management business increased 23% in Q4 to a record $81.3 million, from $66.4 million in the comparable period a year ago.  This business grew to $305 million for 2008, and for the year accounted for 84% of our total revenue compared with 82% in ‘07.

Q4 revenue for our Product Sales division, which consists of commercial laundry equipment, MicroFridge products, and some other appliance sales, was up 11% compared with the same period in ‘07.  For the year, Product Sales was up nearly 9.5% to a record $56.3 million as we experienced strong growth from both MicroFridge and commercial equipment sales throughout the year.

For the fourth quarter, revenue for commercial laundry equipment sales rose 20% to approximately $5.3 million.  For the year, this business was up 9%.

Our MicroFridge business also generated revenue growth of 9% over Q4 ‘07, led by sales to the government and academic markets.  For 2008, MicroFridge revenue was also up 9%.

Turning back to consolidated results, our consolidated gross margin in Q4 was $16.7 million, or 17.6% of revenue, compared to $15.2 million, or 19.3% of revenue in Q4’07.  Gross margin increased $1.5 million, or 10%, vs. 2007.  Our gross margin, as a percentage of revenue, declined by 1.7%. Excluding depreciation expense from both periods, the gross margin was essentially the same in each year.

Our Q4 ‘08 SG&A expenses decreased as a percentage of revenue to 11.4%, down from 12.2% in Q4 ‘07.  This decrease primarily reflects the corporate, sales, and marketing economies of scale gained by our higher revenue, as well as incremental gains from ongoing cost savings initiatives.  For the full year, SG&A expense similarly fell on a percentage basis — to 11.1% of revenue from 12.2% of revenue in 2007.  In terms of absolute dollars, SG&A increased $1 million for the quarter and $4.2 million for the year.  This increase was due to the addition of the ALC sales team and related expenses, and some “one time” operating costs associated with the April acquisition.

For the fourth quarter, our income from operations increased to $6.0 million from $5.6 million.  On a percentage of revenue basis, our income from operations decreased to 6.1% from 7.1% caused by a decrease in gross margin referred to above.  For the full year, our income from operations rose $4.0 million, or 20%, to $23.5 million.

As a percentage of revenue, income from operations for the year was constant at 6.5%. [corrected]

A word on depreciation and amortization expense, which increased $10.1 million, or 27% year over year. New equipment is depreciated over 10 years, but the equipment we have acquired through acquisitions is being depreciated over 2 to 6 years depending on the estimated remaining useful life at the time of the acquisition. Therefore depreciation expense will begin to decrease rather dramatically a few years from now, assuming no further acquisitions.

Q4 EBITDA, as adjusted, increased $3.2 million, or 20%, to $19.1 million.  EBITDA for 2008, as adjusted, was $72.9 million, up $14.4 million, or 25%.  As a percentage of revenue, EBITDA, as adjusted, was essentially flat for Q4 compared with the same period in ‘07.  For the year, EBITDA, as adjusted, increased slightly as a percentage of revenue to 20.1% from 19.8%.  We have included a reconciliation of net income to EBITDA, as adjusted, in today’s release.

Our interest expense for the quarter was $5.8 million compared to $3.9 million in Q4 of ‘07, reflecting the impact of the $116 million acquisition of ALC.  Similarly for the year, our interest expense was $20.9 million compared to $13.7 million in 2007.  For the year, we reduced interest bearing debt by $22 million compared to year-end ‘07, and by $29 million since the ALC acquisition, saving between $600,000 and $700,000 in interest expense for 2008.

Our tax rate provision for 2008 was 32%, as compared with 37.5% in 2007.  This change is nominal since our taxable income was small enough in 2008 that it’s easy for the rate to move on even minor book to tax differences, and as I always reminded investors our actual cash taxes paid are minimal, due to being able to accelerate depreciation for tax purposes. In 2008, our actual cash taxes paid was $211,000.

Q4 2008 net loss included an unrealized, non-cash loss on the change in the value of derivative instruments of $1.6 million.  Q4 2007 net income included a comparable loss of $1 million.  When you exclude the effect of the derivatives from both periods, adjusted net income for Q4’08 was $149,000, or $0.01 per diluted share, compared with adjusted net income of $932,000, or $0.07 per diluted share, for Q4’07.  This is detailed in Table 1 of our press release.

Net cash flow provided by operating activities increased for the year by $15 million, or 90% as compared to 2007.  Two thirds of this increase is attributable to an increase in depreciation and amortization expense and one third is attributable to general working capital changes.  Capital expenditures for the year were less than 2007, $25 million in 2008 versus $27 million in 2007.  Of course these CapEx numbers are before acquisitions, and they exclude capital leases and incentive payments.   With capital leases and incentives, CapEx for the year was $1.4 million less than in 2007.

Our funded debt at quarter-end was $301 million, compared with $208 million at the end of 2007, and $331 million on April 1st, when we purchased ALC.  As Stewart mentioned, during the quarter, we paid down $13.6 million of our funded debt, bringing our total pay-down since the acquisition to $29 million.  For the twelve months ended December 31, 2008 we paid down $22 million, compared to $16 million in 2007.  As I’ve mentioned in prior calls, our remaining debt balance is locked in at fixed interest rates.  We have fixed rates, before the spread charged by our bank group, of between 3.8% and 4.8% for variable terms up through 2013, and our 7 5/8% bonds mature in 2015.  We have used our bonds and SWAPS to protect our interest expense from exceeding these rates on approximately 93% of our outstanding interest-bearing debt. On average the interest rate on outstanding borrowings was 6.2% and 5.3% at December 31, 2007 and 08, respectively.

Our important balance sheet ratios have improved dramatically since the April acquisition. Through  increasing EBITDA, controlling capital spending, and funneling that free cash flow to paying down debt, our total leverage at year-end stood at 4.1 times versus our bank covenant of <4.5 times, and senior debt leverage stood at 1.9 times as compared to the banks’ covenant of <2.5 times. It is critical these days for any company to stay clear of tripping a bank covenant, and we are very comfortable with where we stand today.

Our cash and cash equivalents stood at $18.8 million as of December 31, 2008, up from $13.3 million at the end of ‘07.  This increase is primarily related to the assets we acquired in April. When we talk about ‘debt’ we do not net it with this cash balance.

Moving to our outlook, we are reiterating our previously announced guidance for 2009.  Based on current market conditions, we expect laundry facilities management revenue in the range of $317 to $327 million [corrected].  This is assuming a basically flat same location sales performance for the year and the contribution of the ALC assets for the full year.

We are expecting Product Sales revenue in the range of $40 to $45 million.  Given the current economic conditions, we are assuming a 20 to 30% decline in Product Sales from our record performance in 2008.

And finally we are assuming capital expenditures, which include laundry facilities management contract incentives and capital leases, in the range of $32 to $36 million.  This is consistent with our prior year levels on a percentage of revenue basis, and we believe this range is adequate to renegotiate those laundry contracts expiring in 2009 and to support the necessary level of new business.

Stewart…

Stewart MacDonald:
Thanks, Mike. Before we take questions, I want to briefly mention the recent nomination of two individuals to Mac-Gray’s Board of Directors. As we announced last week, after carefully considering the candidates, the Board’s independent nominating committee unanimously determined that the nomination of the two individuals was not in the best interest of our stockholders. At this time, we are not permitted to comment further on this matter, but we do expect to file our preliminary proxy materials very soon. Information concerning the solicitation of proxies will be included in our 2009 proxy statement, which we will file with the SEC and which will be available free of charge at the SEC’s website or the Company’s website.

Now, we’ll be happy to take your questions about Mac-Gray’s operations and performance in both the fourth quarter and the full year.

Q&A Session:

Operator:

Thank you.  Ladies and gentlemen, we will now be conducting a question and answer session.  If you would like to ask a question, please press star one on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  You may press star two if you would like to remove your question from that queue.  To those participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.  One moment please, while we poll for questions.  [Pause]  I will now turn the conference call back over to Mr. Stewart MacDonald for any additional remarks or comments.

Stewart MacDonald:

Well, I’ll take that as a vote of confidence in the thoroughness of our presentation.  Thank you everyone for joining us this morning.  We look forward to speaking with all of you again, which will next be our first quarter of ‘09 conference call in early May.  Thank you and have a good day.

Ladies and gentlemen, this does conclude our conference call.  Thank you for joining us today and you may disconnect your lines at this time.

SAFE HARBOR STATEMENT

This transcript contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s financial results for the first quarter and year ended December 31, 2009 and the Company’s projected financial results for the full year 2009, including estimates of laundry facilities management revenue, product sales revenue and capital expenditures, and the expected synergies and cost savings from the ALC acquisition.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to identify and successfully acquire laundry facility business, successfully integrate acquired assets and operations, and service the increased debt incurred to finance acquisitions, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.